APPLICATION TO STRIKE FROM LISTING AND REGISTRATION





 (1)       Name of Issue:
           SOURCE SCIENTIFIC, INC.
 (2)       Class of Securities:

           Common Stock - No Par Value


 (3)       Reasons for proposed withdrawal from listing and registration.

     The Company is in violation of the listing maintenance requirements of the Exchange, specifically the shareholders equity and the market value of the public float. The Exchange's shareholders' equity maintenance requirement is $500,000 and the market value of the public float is 500,000. The Company was notified on December 11, 1996, December 30, 1 996 and January 24, 1997 via fax letters that the Company's shareholders' equity was $342,000 and the market value of the public float was $494,426. Such determination was made after a review of the Company's most recent financial report. Due to the Company's inability to remedy the deficiencies by January 31, 1997, trading was suspended at the close of business on January 31, 1997.


     It is proposed to remove the Common Stock from listing and registration on this Exchange effective at the opening of business on February 27, 1997.



BOSTON STOCK EXCHANGE,
INCORPORATED



February 4, 1997            By: /S/WALTER E. CUMMINGS
                               -----------------------
                                  Walter E. Cummings
                                  Director of Membership Services